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EXHIBIT 4(c)

                         AMENDMENT NO. 2 TO FIRST AMENDMENT
                            TO CONVERTIBLE SUBORDINATED
                                 DEBENTURE DUE 2001
                              AND DEBENTURE AGREEMENT


PC QUOTE, INC., a corporation duly organized and existing under the laws of Delaware (the "Company"), and PHYSICIANS INSURANCE COMPANY OF OHIO, a corporation duly organized and existing under the laws of Ohio ("PICO"), for value received, hereby amend and modify that certain First Amendment to Convertible Subordinated Debenture Due 2001 and Debenture Agreement dated May 5, 1997 (the "First Amendment") as amended further on March 26, 1998, as follows:

1.   Revised Section 5.4 is to read as follows:

     5.4 QUICK RATIO. The Company shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least .1 to 1.0. From and after May 31, 1998, the Company shall maintain, as of the last day of each calendar month, a ratio of Quick Assets to Current Liabilities of at least 1.15 to 1.0.

2.   Revised Section 5.5 is to read as follows:

     5.5 CURRENT RATIO. The Company shall maintain, as of the last day of each calendar month, a ratio of Current Assets to Current Liabilities of at least .12 to 1.0. From and after May 31, 1998, the Company shall maintain, as of the last day of each calendar month, a ratio of Current Assets to Current Liabilities of at least 1.15 to 1.0.

3.   Revised Section 5.6 is to read as follows:

     5.6 DEBT-NET WORTH RATIO. From and after May 31, 1998, the Company shall maintain, as of the last day of each calendar month, a ratio of Total Liabilities less Subordinated Debt to Tangible Subordinated Debt of not more than 1.0 to 1.0.

4. No other provision of the First Amendment shall be affected by this Amendment No. 2 other than as set forth above. Further, this Amendment No. 2 shall not constitute, nor shall it be claimed to be, a waiver of any of the Company's duties or PICO's rights in connection with the First Amendment or the Convertible Subordinated Debenture Due 2001 described in the First Amendment, nor shall this Amendment No. 2 constitute, nor shall it be claimed to be, a waiver of any claim that PICO now has against the Company.

     Dated:  May 11, 1998


ATTEST:                                      PC QUOTE, INC.,
                                             a Delaware corporation

By:  ____________________________________    By:  __________________________

Title:    _______________________________    Title:    _____________________


ATTEST:                                      PHYSICIANS INSURANCE COMPANY OF
                                             OHIO, an Ohio corporation

By:  ____________________________________    By:  __________________________

Title:    _______________________________    Title:    _____________________